Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Fifth Third Bancorp on Form S-8 of our reports dated February 9, 2005, relating to the consolidated financial statements of Fifth Third Bancorp (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption on January 1, 2004 of the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation,” using the retroactive restatement method and the adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities,” effective July 1, 2003) and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in the Annual Report on Form 10-K of Fifth Third Bancorp for the year ended December 31, 2004.

/s/    DELOITTE & TOUCHE LLP

Cincinnati, Ohio

March 22, 2005